UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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HALBERD CORPORATION
(Exact Name of Small Business Issuer in its Charter)

Nevada	7380	26-4346918
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

Halberd Corporation
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
248-530-0270
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Mark S. Lundquist, CEO
Halberd Corporation
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
248-530-0270
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	656,000	$0.25	$164,000	$6.45

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum of SellMyBusinessNow.Com, Inc., our wholly-owned subsidiary and adjustment pursuant to the subsequent share purchase agreement. The price of $0.25 was determined by the price shares were sold to our shareholders in a private placement memorandum of $500 and adjusted by 2000 to 1 in accordance with our share purchase agreement dated January 28, 2009 and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL 14, 2009

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

HALBERD CORPORATION

656,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  April   , 2009

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$6.45
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$45,000
Legal fees and expense	$38,000
Blue Sky fees and expenses	$700
Miscellaneous	$0
Total	$83,706.45

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification of Directors And Officers.

Our director and officer are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item. 15 Recent Sales of Unregistered Securities.

We were incorporated under the laws of State of Nevada on January 26, 2009. We entered into a share purchase agreement with SellMyBusiness, a corporation established under the laws of the State of Michigan in August 2007, pursuant to which we acquired all the shares of common stock of SellMyBusiness for 25,058,000 shares of our common stock. Shareholders of SellMyBusiness received 2000 shares of our common stock for every 1 share of common stock of SellMyBusiness. As a result, SellMyBusiness became our wholly-owned subsidiary. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. The stock certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Upon inception on August 2, 2007, SellMyBusiness issued 6,500 founder shares to our then-CEO John C. Maddox. On November 28, 2007, SellMyBusiness issued 2,000 founder shares to our then-President & COO Mark Lundquist. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. The stock certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On November 28, 2007 and January 3, 2008, we entered into convertible promissory notes with certain investors totaling $300,000 and we issued 1,501 shares to these investors. The issuances of the convertible promissory note and the shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. The stock certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

During January 2009, all of the convertible debt was converted to equity, resulting in the issuance of 4,508,000 shares of the Company’s common stock.  Related accrued interest of $23,000 on these loans was also converted to equity, resulting in the issuance of 92,000 shares of the Company’s common stock.  All shares in this note have been adjusted to reflect the exchange based on the reorganization of the Company effective on January 28, 2009 pursuant to which all of the issued and outstanding shares of Sellmybusinessnow.com, Inc. common stock were exchanged on a 2,000-to-1 basis for Halberd Corporation common stock.  Based upon same, a total of 2,300 shares of our common stock were issued as conversion of this convertible debt. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. The stock certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In January 2009, SellMyBusiness, our wholly-owned subsidiary, completed a Regulation D Rule 506 offering in which it sold 228 shares of common stock to 39 investors, at a price per share of $500 per share for an aggregate offering price of $114,000. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Name of selling stockholder	Shares of common stock of SellMyBusiness owned	Shares of common stock of the Company owned pursuant to the share purchase agreement
Bruce E. Nyberg	10	20,000
John P. Bower Revocable Living Trust UAD 9/27/1999	10	20,000
Mary Jane Bower Revocable Trust UAD 6/19/1999	10	20,000
Daniel Dalton	10	20,000
GBS, LLC	10	20,000
BFADM, LLC	10	20,000
David R. Zimmer	10	20,000
Richard A. Hecker	10	20,000
Douglas Perry Lalone Living Trust	10	20,000
Paul A. Miller	10	20,000
Nicholas S. Ahee	10	20,000
Todd A. Emerson	1	2,000
Donna Kolo	10	20,000
Joel M. Ungar	10	20,000
Constance M David	1	2,000
AweComm Technologies, LLC	5	10,000
Marx Layne & Company	5	10,000
Jon D. Johnson	5	10,000
Douglas Omar Perreault	5	10,000
Michael R. Szudarek	2	4,000

Kathryn E. Lundquist	2	4,000
Sunshine R. Jenkins	2	4,000
Dino S. Rotondo	2	4,000
Vianne Floyd	10	20,000
Barrett Kalellis	10	20,000
Shelby Starnes	2	4,000
Michael P. Crosson	10	20,000
Alexandra A. Crosson	10	20,000
Trent A. Lundquist	2	4,000
Andrew Kulpa	1	2,000
David J. Raska	1	2,000
JR Holdings Group, LLC	2	4,000
Philip W. Thomas, Jr.	10	20,000
Scott P. Batey	2	4,000
John Alexander	2	4,000
Michael R. Szudarek	2	4,000
Craig W. Terry	1	2,000
Millicent D. Sherman	1	2,000
Bill & Joann Batey	2	4,000
Total	228	456,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)
Other than Joel M. Ungar, our CFO and Principal Accounting Officer, none of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in January 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In February 2009, River Star was issued 1,000,000 shares of our common stock for the consulting services rendered. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. The stock certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item. 16 Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation of Halberd Corporation*
3.2	By-Laws of Halberd Corporation*
5.1	Opinion of Anslow & Jaclin, LLP**
10.1	Form of Convertible Promissory Notes*
10.2	Form Stock Conversion Agreement*
10.3	Consulting Agreement by and between the Company and River Star, LLC, dated November 14, 2008*
10.4	Employment Agreement between the Company and John C. Maddox, dated January 2, 2009*
10.5	Employment Agreement between the Company and Mark Lundquist, dated January 2, 2009*
10.6	Share Purchase Agreement by and between the Company and SellMyBusinessNow.Com, Inc., dated January 28, 2009*
21.1	Subsidiary*
23.1	Consent of Rehmann Robson, P.C.**
23.2	Consent of Counsel, as in Exhibit 5.1**
24.1	Power of Attorney (filed herewith on signature page)

*    Filed as an exhibit to the S-1 Registration Statement filed with the SEC on March 13, 2009
**   Filed as an exhibit to the S-1 Registration Statement filed with the SEC on April 10, 2009

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)                      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

       ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

       iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

       iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on April 14, 2009.

HALBERD CORPORATION

By:	/s/ Mark Lundquist
Mark Lundquist
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Lundquist and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Halberd Corporation) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

April 14, 2009	By:	/s/ Mark Lundquist
Mark Lundquist
CEO, Secretary and Director

April 14, 2009	By:	/s/John C. Maddox
John C. Maddox
President, COO, Treasurer and Director

April 14, 2009	By:	/s/ Joel M. Ungar
Joel M. Ungar
CFO and Principal Accounting Officer

April 14, 2009	By:	/s/ Leland M. Thomas
Leland M. Thomas
Member of Advisory Board

April 14, 2009	By:	/s/ Nicholas Cocco
Nicholas Cocco
Member of Advisory Board, and Chief of Staff